UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

OCTOBER 20, 2004

Date of Report (Date of earliest event reported)

DJ ORTHOPEDICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-16757	33-0978270
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2985 Scott Street Vista, California		92083
(Address of principal executive offices)		(Zip Code)

(800) 336-5690

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 20, 2004, the Registrant entered into a Lease Agreement with Professional Real Estate Services, Inc. (“PRES”) under which PRES will undertake to build a new 110,000 square foot corporate headquarters facility for the Registrant on vacant land currently leased to the Registrant in Vista, California.  Once completed, the Registrant will occupy the facility under a 15-year lease with two five-year options to extend the term and will move out of its existing facilities in Vista.  Rent for the new facility will be based on an agreed percentage of the total project cost for the construction of the facility and is not expected to exceed the rent currently paid by the Registrant for its existing Vista facilities.  A copy of the lease agreement is furnished as Exhibit 10.1 to this Current Report.

The new lease with PRES is contingent on PRES closing a transaction to purchase the existing facilities in Vista, California leased by the Registrant, as well as the real property underlying the new lease.  Once closed, the Registrant’s lease for the vacant land will be terminated, and when the new headquarters facility is completed and occupied, the Registrant’s leases for its existing Vista facilities will be terminated.  Those leases would otherwise have continued until February 2008.  Upon occupancy of the new facility, expected to occur in mid-2006, the Registrant will make a lump sum rent payment under the new lease agreement to PRES equal to 40% of the rent that would have been due under the existing facilities leases from the termination date of the existing leases through the original expiration date as additional rent. If PRES is able to lease Registrant’s former Vista facilities during what would have remained of the term of Registrant’s existing leases, a portion of that sum may be refunded to Registrant.  A copy of the lease termination agreement is furnished as Exhibit 10.2 to this Current Report.

Item 9.01. Financial Statements and Exhibits.

(c)       Exhibits.

Exhibit No.	Document
10.1	Lease Agreement between Professional Real Estate Services, Inc. and dj Orthopedics, LLC, dated October 20, 2004.

10.2	Agreement Regarding Termination of Leases among Professional Real Estate Services, Inc., dj Orthopedics, LLC and Smith & Nephew, Inc., dated October 20, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DJ ORTHOPEDICS, INC.
(Registrant)

Date:	October 25, 2004	BY:	/s/ VICKIE L. CAPPS
Vickie L. Capps
Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)